Exhibit 99.3

Trammell Crow Company

Balance Sheet

(in thousands)

	December 31, 2003	December 31, 2002
		(A)
Assets:
Current assets
Cash and cash equivalents	$105,616	$78,005
Restricted cash	7,647	8,921
Accounts receivable, net of allowance for doubtful accounts	97,479	116,316
Receivables from affiliates	1,593	3,838
Notes and other receivables	9,944	14,806
Deferred income taxes	3,754	3,654
Real estate under development (B)	49,208	2,008
Real estate and other assets held for sale (C)	14,684	50,969
Other current assets	21,897	8,498
Total current assets	311,822	287,015

Furniture and equipment, net	21,305	23,172
Deferred income taxes	19,898	20,904
Real estate under development (B)	6,345	57,254
Real estate held for investment (B)	98,076	65,108
Investments in unconsolidated subsidiaries (D)	65,025	71,463
Goodwill, net	74,346	74,178
Receivables from affiliates	14,485	—
Other assets	18,824	22,972
	$630,126	$622,066

Liabilities and Stockholders’ Equity:
Current liabilities
Accounts payable	$16,183	$20,175
Accrued expenses	116,731	105,102
Payables to affiliates	104	—
Income taxes payable	7,468	3,121
Current portion of long-term debt	1,081	70
Current portion of capital lease obligations	1,297	2,989
Current portion of notes payable on real estate	68,192	28,854
Liabilities related to real estate and other assets held for sale (E)	12,695	40,260
Other current liabilities	9,894	8,124
Total current liabilities	233,645	208,695
Long-term debt, less current portion	10,014	19,000
Capital lease obligations, less current portion	714	658
Notes payable on real estate, less current portion	22,769	45,402
Other liabilities	6,459	86
Total liabilities	273,601	273,841
Minority interest	28,896	39,871

Stockholders’ equity
Preferred stock	—	—
Common stock	377	362
Paid-in capital	192,336	178,977
Retained earnings	151,560	130,874
Accumulated other comprehensive income (loss)	1,106	(589)
Less: Treasury stock	(8,363)	(464)
Unearned stock compensation, net	(9,387)	(806)
Total stockholders’ equity	327,629	308,354
	$630,126	$622,066

(A) In accordance with FAS 144, certain assets and liabilities at December 31, 2002, have been reclassified to conform to the presentation at December 31, 2003.

(B) Total real estate owned was $166,955 and $174,173 at December 31, 2003 and December 31, 2002, respectively.

(C) Real estate and other assets held for sale consist of the following:

	December 31, 2003	December 31, 2002
Real estate (B)	$13,326	$49,803
Other assets	1,358	1,166
	$14,684	$50,969

(D) Investments in unconsolidated subsidiaries consist of the following:

	December 31, 2003	December 31, 2002
Real estate development	$35,546	$45,433
Other	29,479	26,030
	$65,025	$71,463

(E) Liabilities related to real estate and other assets held for sale consist of the following:

	December 31, 2003	December 31, 2002
Notes payable on real estate	$12,305	$39,551
Other liabilities	390	709
	$12,695	$40,260